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                                    EXHIBIT 7-15-1




                                  EMPLOYMENT CONTRACT

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                                 EMPLOYMENT AGREEMENT



          This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of April 29, 1998, but effective as provided herein, is made and entered into by and between Sierra Pacific Resources, a Nevada corporation (the "Company"), and Michael R. Niggli (the "Executive").


          WHEREAS, the Executive has been serving as the President and Chief Operating Officer of Nevada Power Company, a Nevada corporation ("Nevada Power");

          WHEREAS, the Company and Nevada Power have executed a merger agreement (the "Merger Agreement") which contemplates the merger (the "Merger") of Nevada Power with and into a subsidiary ("Desert Sub") of the Company, with Desert Sub (to be renamed Nevada Power Company) as the survivor (the "Surviving Company") and certain other transactions, all of which will become effective at the Effective Time (as defined in the Merger Agreement);

          WHEREAS, in order to induce Executive to serve, on and after the Effective Time, as the Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board of each of Sierra Pacific Power Company and Surviving Company (collectively, the "Utility Subsidiaries"), the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement;

          WHEREAS, the Company considers it in the best interests of its stockholders to foster the continuous employment of certain key management personnel;

          WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined herein) exists;

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          WHEREAS, the Company wishes to assure itself of continuation of management following the Effective Time, including in the event of a Change in Control; and

          WHEREAS, the Company wishes to employ the Executive and the Executive is willing to render services, both on the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

          1.   EMPLOYMENT.

          1.1 The Company hereby agrees to employ the Executive, and the Executive hereby agrees to undertake employment with the Company, upon the terms and conditions herein set forth.

          1.2 Employment will be for a term commencing on the Effective Time (the "Effective Date") and, subject to earlier expiration upon the Executive's termination under Section 5, expiring on the third anniversary of the Effective Time (the "Employment Term"). The Employment Term may be extended by mutual written agreement of the parties. In the event a Change in Control (as defined in Section 6.2) occurs less than three years before the end of the Employment Term, the Employment Term will be extended for a period ending on the third anniversary of the occurrence of the Change in Control, except that in the event the occurrence of a Change in Control as described in Section 6.2(iv) occurs less than three years before the end of the Employment Term, the Employment Term will be extended for a period ending on the later of (i) the third anniversary of the occurrence of such Change in Control or (ii) the earlier of (a) the day after any transaction, occurrence or event described in any agreement, announcement or resolution referred to in Section 6.2(iv) (a "Transaction") is consummated or (b) the date it is determined by resolution of the Board of Directors of the Company (the "Board") adopted in good faith that such Transaction will not be consummated. (The Employment Term, as so extended under this Section 1.2, will thereafter constitute the "Employment Term" hereunder and is subject to further extension as provided in this Section 1.2.)

     2.   POSITIONS AND DUTIES.

          2.1 POSITIONS AND DUTIES. During the Employment Term, the Executive will serve in the positions of Chairman of the


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Board and Chief Executive Officer of the Company and of Chairman of the Board of
each of the Utility Subsidiaries, and will have such powers, duties, functions, responsibilities and authority as are (i) consistent with the Executive's position as the Company's most senior executive officer and as Chairman of the Boards of Directors of the Company and the Utility Subsidiaries; or
(ii) assigned to his office in the Company's and the Utility Subsidiaries' bylaws; or (iii) reasonably assigned to him by the Board or the Board of Directors of the Utility Subsidiaries. The Executive will report directly to the Board. The Company will use its best efforts to cause the Executive to be elected as a member of the Board and as Chairman of the Board throughout the Employment Term and will use its best efforts to cause him to be included in the management slate for election as a director at every stockholders' meeting at which his term as a director would otherwise expire. In addition, the Company will cause the Executive to be elected a member of the Board of Directors, and as Chairman thereof, of each Utility Subsidiary throughout the Employment Term.

          2.2 COMMITMENT. During the Employment Term, the Executive will be the Company's full-time employee and, except as may otherwise be approved in advance in writing by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive will devote substantially all of his business time and attention to the performance of his duties hereunder. Notwithstanding the foregoing, the Executive may, (i) subject to the approval of the Board, serve as a director of a company which is not engaged in "Competition" (as defined in Section 9.1) with the Company or any Subsidiary (as defined in Section 6.2),
(ii) serve as an officer, director or otherwise participate in purely educational, welfare, social, religious and civic organizations, and (iii) manage personal and family investments.

     3. PLACE OF PERFORMANCE. In connection with his employment during the Employment Term, unless otherwise agreed by the Executive, the Executive will have offices at each of the Company's and Surviving Company's principal executive offices. The Executive will undertake normal business travel on behalf of the Company.


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     4.   COMPENSATION AND RELATED MATTERS.

          4.1  COMPENSATION.

               (i) ANNUAL BASE SALARY. During the Employment Term, the Company will pay to the Executive an annual base salary ("Base Salary") in such amount as shall be commensurate with his position and level of responsibility as determined by the Board (or the Compensation Committee thereof) in its sole discretion from time to time; provided, however, that in no event shall such Base Salary be less than the Executive's annual base salary at Nevada Power as in effect immediately prior to the Effective Time. Base salary shall be payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees. Base Salary may not be decreased. The Board may from time to time authorize such additional compensation to the Executive, in cash or in property, as the Board may determine in its sole discretion to be appropriate.

               (ii) ANNUAL INCENTIVE COMPENSATION. If the Board (or the Compensation Committee thereof) authorizes any annual cash incentive compensation or approves any other annual management incentive program or arrangement, the Executive will be eligible to participate in such plan, program or arrangement under the general terms and conditions applicable to executive and management employees. The Executive's target payout under such annual incentive compensation plans, programs and arrangements will be, subject to achievement of applicable performance measures, on an annual level of not less than a percentage of Base Salary equal to the target percentage of annual base salary in effect for the Executive under Nevada Power's annual incentive compensation plan immediately prior to the Effective Time; provided, however, that such percentage shall in no event be less than the target payout percentage applicable for the year to the President and Chief Operating Officer of the Company. Subject to the foregoing, nothing in this Section 4.1(ii) will guarantee to the Executive any specific amount of incentive compensation, or prevent the Board (or the Compensation Committee thereof) from establishing performance goals and compensation targets applicable only to the Executive.

               (iii) LONG-TERM INCENTIVE COMPENSATION PLANS AND PROGRAMS. If the Board (or the Compensation Committee thereof) authorizes any long-term cash incentive plan or program, the Executive will be eligible to participate in such plan or program under the general terms and conditions applicable to executive and management employees. The Executive's participation in any such plan or program


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will be, subject to achievement of applicable performance measures, at annual target level grant of not less than a percentage of Base Salary equal to the most recent percentage of annual base salary granted to the Executive prior to the Effective Time as a target level grant under Nevada Power's long-term incentive plan; provided, however, that such percentage shall in no event be less than the target level grant percentage applicable for the year to the President and Chief Operating Officer of the Company. Subject to the foregoing, nothing in this Section 4.1(iii) will guarantee the Executive any specific amount of long-term incentive compensation, or prevent the Board (or the Compensation Committee thereof) from establishing performance goals and compensation targets applicable only to the Executive.

          4.2 EMPLOYEE AND EXECUTIVE BENEFITS. In addition to the compensation described in Section 4.1 and subject to the following provisions of this Section 4, the Company will make or cause to be made available to the Executive and his eligible dependents, subject to the terms and conditions of the applicable plans, including without limitation the eligibility rules, participation in all employee benefit plans, including all employee retirement income and welfare benefit policies, plans, programs or arrangements, in which senior executives of the Company participate from time to time, including any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, disability, salary continuation, and any other deferred compensation, incentive compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or an affiliate), expense reimbursement or other employee benefit policies, plans, programs or arrangements.

          4.3 VACATION AND FRINGE BENEFITS. During the Employment Term, the Executive shall be entitled to vacation in such amounts as would be available under the Company's normal vacation policies applicable to senior executives, as in effect from time to time, to an employee who as of the Effective Date would have service with the Company equal to the aggregate of his service with Nevada Power prior to the Effective Date plus an additional 26 years, such vacation to be taken in accordance such normal vacation policies; and the Executive shall be entitled to the perquisites and other fringe benefits made available to


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senior executives of the Company, commensurate with his position and level of responsibility with the Company.

          4.4 EXPENSES. The Company will promptly reimburse the Executive for all travel and other business expenses the Executive incurs in order to perform his duties to the Company under this Agreement in a manner commensurate with the Executive's position and level of responsibility with the Company, and in accordance with the Company's policy regarding substantiation of expenses.

          4.5 RELOCATION EXPENSES. If the Company requests that the Executive relocate after the Effective Date to the general area of the Company's current headquarters in Reno, Nevada, the Company will pay the Executive and, where applicable, upon substantiation of expenses (i) at the time of relocation a relocation allowance equal to 1/24th of the Executive's Base Salary at the time of relocation, (ii) an allowance for up to two months' rent for temporary housing following relocation at a rate of not more than $2,000 per month, (iii) any additional expenses incurred by the Executive associated with up to two house hunting trips to the Reno, Nevada area for the Executive and his wife,
(iv) relocation expenses associated with moving the Executive's family and household goods from Las Vegas, Nevada to the Reno, Nevada area, and (v) the normal seller's broker's commission associated with the sale of the Executive's existing residence in Las Vegas, Nevada. In lieu of the payment provided for in clause (v), the Executive may elect to have the Company purchase the Executive's existing home in Las Vegas, Nevada at a price equal to the average of the fair market values as reported in two appraisals submitted by appraisers jointly agreed to by the Executive and the Company.

          4.6 SUPPLEMENTAL RETIREMENT BENEFITS. (i) The Executive will be eligible for a benefit under a supplemental retirement plan heretofore established by Nevada Power for the Executive. The benefit, if any, to which the Executive is entitled under such supplemental retirement plan will be payable at the same time and in the same form as the benefit to which the Executive would be entitled under the Surviving Company Retirement Plan (the "Qualified Plan") if he were a participant therein and will be equal to:

          (a) the benefit to which the Executive would be entitled under the Qualified Plan (after application of the limitations included therein that are imposed by the Code,



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such as Code Sections 401(a)(17) and 415) determined as if the Executive (I)
were a participant in the Qualified Plan, (II) had an additional twenty-six (26) "Years of Credited Service" under the Qualified Plan, and (III) had an additional twenty-six (26) "Years of Vesting Service" under the Qualified Plan, LESS

          (b) the sum of (I) the actual amount, if any, payable to or on behalf of the Executive under the Qualified Plan and (II) the actuarial equivalent amounts, if any, of the vested retirement benefits to which the Executive is entitled under any qualified or non-qualified defined benefit plan in which the Executive participated while previously employed by Entergy Services, Inc. and San Diego Gas & Electric Company or their affiliates (such amounts under clauses (a) and (b) to be determined without regard to any assignment of benefits under a qualified domestic relations order, and the actuarial equivalents under clause (b)(II) to be determined using the applicable actuarial assumptions as specified in the Qualified Plan).

          (ii) The Executive will be eligible to continue to participate in the Surviving Company Supplemental Executive Retirement Plan, as amended from time to time (the "SERP"). For purposes of applying the SERP and without further need to amend the SERP, the Executive will be credited with two (2) years of "Service" under the SERP for each of the first five years of actual "Service" thereunder.

     5. TERMINATION. Notwithstanding the Employment Term specified in Section 1.2, the termination of the Executive's employment hereunder will be governed by the following provisions:

          5.1 DEATH. In the event of the termination of the Executive's employment during the Employment Term by reason of the Executive's death, the Company will pay to the Executive's beneficiaries or estate, as appropriate, promptly after the Executive's death, (i) the unpaid Base Salary to which the Executive is entitled, pursuant to Section 4.1, through the date of the Executive's death, and (ii) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the usual policies and arrangements, as modified by Section 4.3, which cover the Executive. This
Section 5.1 will not limit the entitlement of the Executive's estate or beneficiaries to any death or other benefits then available to the Executive under any


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life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company or its affiliates for the Executive's benefit or in which the Executive participated.

          5.2  DISABILITY.

               (i) If the Executive has incurred a Disability (as defined below) during the Employment Term, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company will terminate effective on the 30th calendar day after receipt of such notice by the Executive, provided that within the 30 calendar days after such receipt, the Executive will not have returned to full-time performance of his duties. The Executive will continue to receive his Base Salary (less any amounts payable to the Executive for such period under any short- or long-term disability plan maintained by the Company or an affiliate) and benefits until the date of termination. In the event of the Executive's Disability, the Company will pay the Executive, promptly after the Executive's termination, (a) the unpaid Base Salary to which he is entitled, pursuant to
Section 4.1, through the date of the Executive's termination (less any amounts payable to the Executive for such period under any short- or long-term disability plan maintained by the Company or an affiliate), and (b) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the usual policies and arrangements, as modified by Section 4.3, which cover the Executive. This Section 5.2 will not limit the entitlement of the Executive or the Executive's estate or beneficiaries to any disability or other benefits then available to the Executive under any disability insurance or other benefit plan or policy that is maintained by the Company or its affiliates for the Executive's benefit or in which the Executive participated.

          (ii) For purposes of this Agreement, "Disability" will mean the Executive's incapacity due to physical or mental illness or injury substantially to perform his duties on a full-time basis for six consecutive months and within 30 calendar days after a notice of termination is thereafter given by the Company the Executive will not have returned to the full-time performance of the Executive's duties; provided, however, if the Executive disagrees with a determination to terminate him because of Disability, the question of the Executive's Disability will be subject to the certification of a qualified medical doctor agreed


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to by the Company and the Executive or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between the Company and the Executive, each party will nominate a qualified medical doctor and the two doctors will select a third doctor, who will make the determination as to Disability. In order to facilitate such determination, the Executive will, as reasonably requested by the Company, (a) make himself available for medical examinations by a doctor in accordance with this Section 5.2(ii), and (b) grant the Company and any such doctor access to all relevant medical information concerning him, arrange to furnish copies of medical records to such doctor and use his best efforts to cause his own doctor to be available to discuss his health with such doctor.

          5.3  CAUSE.

               (i) The Company may terminate the Executive's employment hereunder for Cause (as defined below) during the Employment Term by written notice as provided in Section 12.6. In the event of the Executive's termination for Cause, the Company will promptly pay to the Executive (or his representative) the unpaid Base Salary to which he is entitled, pursuant to
Section 4.1, through the date the Executive is terminated and the Executive will be entitled to no other compensation or benefits, except as otherwise due to him under applicable law or pursuant to any benefit plan or policy that is maintained by the Company or its affiliates in which the Executive participated.

               (ii) For purposes of this Agreement, "Cause" means that, prior to the end of the Employment Term, (a) the Executive shall have committed or engaged in:

                    (1) an intentional act of fraud, embezzlement or theft in connection with the Executive's duties or in the course of the Executive's employment with the Company;

                    (2) an intentional breach of any of the express covenants set forth in Section 9.1, 9.2 or 9.3;

                    (3) intentional wrongful damage to property of the Company or any Subsidiary; or


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                    (4)  gross negligence or gross misconduct against the
          Company or another employee, or in carrying out the Executive's duties and responsibilities;

and any such act shall have been materially harmful to the Company, (b) the Executive shall have engaged in intentional and repeated failure substantially to carry out the Executive's duties and responsibilities (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or injury that qualifies as a Disability or would qualify as a Disability if such incapacity continued for the required length of time), which failure is not or cannot be cured within five business days after the Company has given written notice to the Executive specifying in detail the particulars of the acts of omissions deemed to constitute such failure, or (c) the Executive shall have been convicted of a felony. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a written notice from the Company stating that it has determined that the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or the Executive's beneficiaries to contest the validity or propriety of any such determination.

          5.4  TERMINATION.

               (i) INVOLUNTARY TERMINATION. The Executive's employment hereunder may be terminated during the Employment Term by the Company for any reason other than death, Disability or for Cause by written notice as provided in Section 12.6. In the event of such an involuntary termination, the Executive will be entitled to the payments and benefits provided in Section 5.5. This
Section 5.4(i) and Section 5.5, however, will not limit the entitlement of the Executive to any other benefits then available to the Executive under any benefit plan or policy that is maintained by the Company or its affiliates for the Executive's benefit or in which the Executive participated. The Executive will be treated for purposes of this Agreement as having been


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involuntarily terminated by the Company for reasons other than death, Disability or for Cause if the Executive terminates his employment with the Company for any of the following reasons (each, a "Good Reason") prior to the date of the Executive's death, Disability or on which the Executive has committed or engaged in an act constituting Cause: (a) the Company has materially breached any provision of this Agreement and within 10 calendar days after notice thereof from the Executive, the Company fails to cure such breach; (b) a successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume all duties, obligations and liabilities of the Company under the Agreement pursuant to Section 12.2(i); (c) a reduction in the scope or value of the aggregate benefits and incentive compensation described in Sections 4.1(iii), 4.2, 4.3, 4.5 and 4.6 provided to the Executive or the termination or denial of the Executive's rights to such benefits or incentive compensation, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such reduction or termination; (d) the Executive is not elected to or is removed from the Board; (e) the Board fails to appoint the Executive as Chief Executive Officer of the Company or to elect the Executive as Chairman of the Board, or the Executive is removed from any such position; (f) the Executive is not elected to or is removed from any of the Boards of Directors of the Utility Subsidiaries or the position of Chairman of the Boards of Directors of any of the Utility Subsidiaries; or (g) a reduction in the Executive's Base Salary or the opportunity to earn annual incentive compensation under Section 4.1(ii) on a basis at least as favorable to the Executive (in terms of each of the amount of benefits, levels of coverage and performance measures and levels of required performance) as the benefits payable thereunder prior to the reduction or the failure to pay the Executive Base Salary or incentive compensation earned when due. Notwithstanding the provisions of clauses (e) or
(f) of the preceding sentence or Section 6.1(a) or (b), any change in the Executive's title or titles required by law, rule, order or regulation of any agency with competent jurisdiction shall not be deemed Good Reason for purposes of this Agreement.

               (ii) VOLUNTARY TERMINATION. The Executive may voluntarily terminate the Agreement at any time by notice to the Company as provided in
Section 12.6. In the event of the Executive's voluntary termination, the Company will promptly pay the Executive (a) the unpaid Base Salary to which the Executive


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is entitled, pursuant to Section 4.1, through the date of the Executive's termination, and (b) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the usual policies and arrangements, as modified by Section 4.3, which cover the Executive. This
Section 5.4(ii) will not limit the entitlement of the Executive to any other benefits then available to the Executive under any benefit plan or policy that is maintained by the Company or its affiliates for the Executive's benefit or in which the Executive participated.

          5.5  TERMINATION PAYMENTS AND BENEFITS.

               (i) FORM AND AMOUNT. Upon the Executive's involuntary termination other than by reason of death, Disability or for Cause as provided in Section 5.4(i), the Company will promptly pay or provide to the Executive:

                    (a) the unpaid Base Salary to which the Executive is entitled, pursuant to Section 4.1, through the date of the Executive's termination,

                    (b) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the usual policies and arrangements, as modified by Section 4.3, which cover the Executive,

                    (c) a lump sum payment within five (5) business days after termination in an amount equal to three times the sum of (A) the annual rate of Base Salary (prior to any deferrals or reductions under qualified or non-qualified plans) being paid to the Executive immediately prior to termination (or immediately prior to any reduction therein occurring prior to termination, if greater), plus
          (B) the aggregate annual bonus, incentive or other payments of cash compensation (determined without regard to any deferral election) to which the Executive would have been entitled in accordance with
          Section 4.1(ii) under the bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement of the Company or its affiliates in which the Executive was participating for the year in which the termination occurs (or for the year in which any prior reduction therein occurs, if greater) based on the assumption that target performance goals


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          for such year would be met and such payments would be made, and


                    (d) For a period of 36 months following the termination (the "Continuation Period"), the Company will arrange to provide the Executive with health (including medical/hospital, dental and vision) and life benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to termination (or, if greater, immediately prior to the reduction, termination, or denial described in Section 5.4(i)(c)). Benefits otherwise receivable by the Executive pursuant to this Section 5.5(i)(d) will be reduced to the extent comparable benefits are actually received by or in respect of the Executive from another employer during the Continuation Period following the Executive's termination, and any such benefits actually received shall be reported by the Executive or other recipient to the Company.

               (ii) MAINTENANCE OF BENEFITS. During the Continuation Period set forth in Section 5.5(i)(d), the Company will use its best efforts to maintain in full force and effect for the continued benefit of the Executive all benefits referenced therein or will arrange to make available to the Executive benefits substantially similar to the referenced benefits. Such benefits will be provided to the Executive on the same terms and conditions (including employee contributions toward the premium payments) under which the Executive was entitled to participate immediately prior to the Executive's termination (or, if more favorable to the Executive, immediately prior to the reduction, termination or denial described in Section 5.4(i)(c)). To the extent, however, the coverage or benefits provided under Section 5.5(i)(d) results in the Executive or any dependent or beneficiary thereof incurring additional federal, state or local taxes that would otherwise not have been incurred in connection with the provision of such coverage or benefits had the Executive's employment not been terminated, the Company shall promptly pay the Executive, dependent or beneficiary, as the case may be, on an after-tax basis, an additional payment in an amount equal to all taxes, including interest and penalties thereon, imposed as the result of such coverage or benefits.


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               (iii)  RESIGNATION.  If at the Executive's termination of
employment the Executive is a member of the Board or a board of any affiliate of the Company, no benefit will be paid or made available under Section 5.5(i)(c) or Section 5.5(i)(d) unless the Executive first executes and delivers to the Company a resignation from membership on the Board and from membership on the boards of all affiliates of the Company, as the case may be, such resignation to be effective on receipt of the payment to which the Executive is entitled under
Section 5.5(i)(c).

     6.   CHANGE IN CONTROL PROVISIONS.

          6.1 IMPACT OF CHANGE IN CONTROL. In the event of a "Change in Control" of the Company, as defined in Section 6.2, (i) if the Executive's employment is involuntarily terminated during the Employment Term without Cause after the Change in Control, (a) the covenants of Sections 9.1, 9.3 and 10 will be inapplicable to the Executive, and (b) the covenant of Section 9.2 will expire on the third anniversary of the date of termination of the Executive's employment, and (ii) the definition of Good Reason, as set forth in Section 5.4(i) above, will be expanded to include the following subject to the last sentence of Section 5.4(i):

               (a) A significant adverse change in the nature or scope of authorities, powers, functions, responsibilities or duties attached to the positions held by the Executive from those authorities, powers, functions, responsibilities or duties which the Executive held immediately prior to the Change in Control;

               (b) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events the Executive's determination will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following the Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered the Executive's performance of, or has caused the Executive to suffer a substantial reduction in, any of the authorities,


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     powers, functions, responsibilities or duties attached to any of the
     Executive's positions immediately prior to such Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination; or

               (c) The relocation of the Company's principal executive offices if the Executive's principal location of work is then in such offices, or requirement that the Executive have the Executive's principal location of work changed, to any location that is in excess of 50 miles from the location thereof immediately preceding the Change in Control or the requirement that the Executive travel away from the Executive's office in the course of discharging the Executive's responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to such Change in Control without, in either case, the Executive's prior written consent.

          6.2 DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" will be deemed to occur if at any time during the Employment Term any of the following events occur:

             (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 65% of the combined voting power of the then-outstanding securities or interests entitled to vote generally in the election of directors or other controlling persons (the "Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

            (ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than 65% of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of the Company or Subsidiary (as defined herein)) by the holders of the Voting Stock of the Company immediately prior to such sale or transfer;

           (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company;

            (iv) Any of (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control determined without regard to this
                      Section 6.2(iv); (B) the Company or any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) announces an intention to take or to consider taking actions which, if consummated, would be a Change in Control determined without regard to this Section 6.2(iv); or (C) the Board adopts a resolution to the effect that a transaction, event or occurrence has occurred which constitutes a Change in Control for purposes of this Section 6.2(iv);

             (v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof;

                      PROVIDED, HOWEVER, that for purposes of this Section 6.2(v) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period; or

            (vi) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of Section 6.2(iii) or 6.2(iv) above, unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Section 6.2(iii) or 6.2(iv) solely because (A) the Company, (B) an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a "Subsidiary"), or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D or Schedule 14D-1(or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because a Change in Control (determined without regard to this sentence) of the Company has occurred or will occur in the future by reason of such beneficial ownership. In addition, and notwithstanding anything to the contrary contained in this Agreement or the foregoing provisions of this Section 6.2, a "Change in Control" for purposes of this Section 6.2 and this Agreement shall not be deemed to have resulted from, and shall not be deemed to have occurred by reason of, entering into the Merger Agreement or the public announcement thereof or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

     7. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY:

          (i) Anything in this Agreement to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by the Company, any person whose actions result in a Change in Control or any affiliate of the

Company or such person, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. No Gross-Up Payment will be made with respect to the Excise Tax, if any, attributable to (a) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement (unless a comparable Gross-Up Payment has theretofore been made available with respect to such option), or (b) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (a).

          (ii) Subject to the provisions of Section 7(vi) hereof, all determinations required to be made under this Section 7, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the Executive's termination, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to
Section 7(vi) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

               (iii) The Company and the Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 7(ii) hereof.

               (iv) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive's federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

               (v) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 7(ii) and (iv) hereof will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

               (vi) The Executive will notify the Company in writing of any claim by the Internal Revenue Service or other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment.
Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company and (b) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

               (a) provide the Company with any written records or documents in the Executive's possession relating to such claim reasonably requested by the Company;

               (b) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

               (c) cooperate with the Company in good faith in order effectively to contest such claim; and

               (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 7(vi), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 7(vi) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive's own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (vii) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(vi) hereof, the Executive receives any refund with respect to such claim, the

Executive will (subject to the Company's complying with the requirements of Section 7(vi) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(vi) hereof, a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 7.

     8. MITIGATION AND OFFSET. The payment of severance compensation by the Company to the Executive in accordance with the terms of the Agreement is hereby acknowledged by the Company to be reasonable, and the Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 5.5(i)(d).

     9.   COMPETITION; CONFIDENTIALITY; NONSOLICITATION

          9.1 (i) Subject to Section 6.1(i), the Executive hereby covenants and agrees that during the Employment Term and for one year following the Employment Term he will not, without the prior written consent of the Company, engage in Competition (as defined below) with the Company. For purposes of this Agreement, if the Executive takes any of the following actions he will be engaged in "Competition": engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, that is principally engaged in the business of the generation, purchase, transmission, distribution or sale of electricity, the provision of natural gas or the supplying of water services, in each case to customer segments being served or pursued in its business plans by the Company or its Subsidiaries, in States in which the Company or its Subsidiaries has significant operations; provided, however, that "Competition" will not include (a) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (b) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise. For purposes of applying the preceding sentence, operations of the Company or its Subsidiaries in the State of California will be deemed not to be significant if they are not materially greater than the operations in the aggregate of Nevada Power and the Company and their respective Subsidiaries in the State of California as of the date of this Agreement.

               (ii) Subject to Section 6.1(i), the Executive hereby covenants and agrees that during the Employment Term and for three years following the Employment Term he will not assist a third party in preparing or making an unsolicited bid for the Company, engaging in a proxy contest with the Company, or engaging in any other similar activity.

          9.2 During the Employment Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 9.2) to the extent necessary for Executive to carry out the Executive's obligations under this Agreement. Subject to Section 6.1(i), the Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Employment Term or thereafter disclose to any person not employed by the Company or a Subsidiary, or use in connection with engaging in Competition with the Company or a Subsidiary, any confidential or proprietary information of the Company or its Subsidiaries. For purposes of this Agreement, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by the Company or a Subsidiary and that is not publicly available or generally known to persons engaged in businesses similar or related to those of the Company or a Subsidiary. Confidential information will include, without limitation, the Company's or a Subsidiary's financial matters, customers, employees, industry contracts, and all other secrets and all other information of a confidential or proprietary nature. The foregoing obligations imposed by this Section 9.2 will cease if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

          9.3 Subject to Section 6.1(i), the Executive hereby covenants and agrees that during the Employment Term and for one year thereafter the Executive will not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or a Subsidiary to give up, or to not commence, employment or a business relationship with the Company or a Subsidiary.

     10. POST-TERMINATION ASSISTANCE. Subject to Section 6.1(i), the Executive agrees that after the Executive's employment with the Company has terminated the Executive will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any litigation in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses.

     11. SURVIVAL. The expiration or termination of the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, the Executive's covenants contained in Sections 9.1, 9.2, 9.3 and 10 and the Company's obligations under Sections 5, 7 and 12.1 will survive the expiration or termination of this Agreement or the termination of the Executive's employment for any reason whatsoever.

     12.  MISCELLANEOUS PROVISIONS.

          12.1 LEGAL FEES AND EXPENSES. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the

Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

          12.2 SUCCESSORS AND BINDING AGREEMENT. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, operation of law or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, operation of law or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

       (ii) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

      (iii) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12.2(i) and 12.2(ii). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12.2(iii), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

          12.3 GOVERNING LAW. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Nevada, without regard to conflicts of law principles.

          12.4 WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

          12.5 SEVERABILITY. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          12.6 NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

               (i) TO THE COMPANY. If to the Company, addressed to the attention of the Secretary at 6100 Neil Road, Reno, Nevada 89511.

               (ii) TO THE EXECUTIVE. If to the Executive, to him at 1812 Bay Hill Drive, Las Vegas, Nevada 89117.

          12.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

          12.8 EFFECTIVENESS; PRIOR AGREEMENT; ENTIRE AGREEMENT. This Agreement shall become effective at the Effective Time and shall have no force or effect prior thereto. At the Effective Time, the terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive's employment by the Company, may not be contradicted by evidence of any prior or contemporaneous agreement, and shall supersede in all respects any prior or other agreement or understanding between the Company, any Subsidiary or Nevada Power and the Executive, including, but not limited to, the Employment Agreement dated as of February 2, 1998 (the "Prior Agreement") between Nevada Power and the Executive, which Prior Agreement will terminate and be without further effect immediately prior to the Effective Time (and upon the effectiveness of this Agreement) without further action of Nevada Power, Surviving Company or the Executive or liability to Nevada Power or Surviving Company or the Executive thereunder. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.
In the event that (i) the Merger Agreement is terminated for any reason prior to the Effective Time or (ii) the Executive's employment with Nevada Power is terminated prior to the Effective Time, this Agreement shall be null and void, and the Prior Agreement will continue in effect as though this Agreement had not been entered into.

          12.9 AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

          12.10 NO INCONSISTENT ACTIONS. The parties will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.


          12.11 HEADINGS AND SECTION REFERENCES. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

          12.12 INTEREST. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Northeast Edition of THE WALL STREET JOURNAL. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, but effective as provided in Section 1.2.




                                             /s/ Michael R. Niggli
                                             -------------------------------
                                             Michael R. Niggli



                                             Sierra Pacific Resources,
                                             a Nevada corporation



                                             By:  /s/ Malyn K. Malquist
                                             -------------------------------
                                             Name: Malyn K. Malquist
                                             -------------------------------
                                             Title: PRESIDENT, CHAIRMAN, CEO
                                                    ------------------------


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